Filed Pursuant to

Rule 424(b)(3)

File No. 333-117038

KH FUNDING COMPANY

$80,000,000	$20,000,000
Series 3 Senior Secured Investment Debt Securities	Series 4 Subordinated Unsecured Investment Debt Securities

PROSPECTUS RATE SUPPLEMENT

SUPPLEMENT DATED NOVEMBER 19, 2004 TO PROSPECTUS DATED SEPTEMBER 24, 2004

The following information supplements our prospectus dated September 24, 2004, related to the sale of our debt securities. You should review this information prior to making an investment decision. This supplement should be read in conjunction with the prospectus dated September 24, 2004.

Explanatory Note

The initial interest rate of a Demand Note and a Fixed Term Note are established upon issuance in accordance with a formula based on the Federal-Funds Target Rate (FFR) as an Index, plus a specified percentage above the Index (the “Margin”); the Margin is different for each type of Note. See the footnotes on the Cover of the Prospectus, “Summary of the Terms of the Offering - Interest Rates” and “Description of the Notes.” As discussed in the Prospectus, we are subject to risks associated with increases in interest rates for our variable-rate demand Notes and future-issued fixed-rate Notes and so we carefully monitor interest rates. See “Risk Factors.” Over the last four months, the FFR has had four increases of 0.25% each and we anticipate that such trend will continue. However, other Indexes have not experienced comparable increases causing there to be a reduced variance between the interest we pay on the Notes and the interest we earn on our investment portfolio. Over time such a reduction may have an adverse effect on our profitability, which could impair our future ability to redeem the Notes. For this reason, we are lowering the Margin above the FFR for the Series 3 and Series 4 fixed-term Notes. The Margin above the FFR on our Demand Notes will remain unchanged.

New Interest Rates

The Series 3 Senior Secured Investment Debt Securities will be sold as either Demand Notes or Fixed Term Notes under the following terms:

Demand Notes:	Demand Period[1]	Annual Variable Interest Rate[2]
One Day Demand Notes	One day[3]	4.25%
Thirty Day Demand Notes	Thirty days	4.50%

Fixed Term Notes:	Maturity	Fixed Annual Interest Rate[4]
One Year Fixed Term Notes	One year from date of issuance	5.50%
Three Year Fixed Term Notes	Three years from the date of issuance	5.85%
Five Year Fixed Term Notes	Five years from the date of issuance	6.00%

[1]	The demand period is the number of days between the date we receive your notice to redeem all or part of your Note, and the date we make such redemption..

[2]	The interest rates for the Demand Notes will be adjusted while outstanding as follows: One Day Note = Federal-Funds Target Rate plus 2.25% and Thirty Day Note = Federal-Funds Target Rate plus 2.50%.

[3]	The holders of one day demand notes have the option of being provided checking account privileges to access their funds. This feature is not applicable to South Carolina residents. See “Description of the Notes.”

[4]	The interest rate shall be fixed upon issuance for the term of the Note in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.50%; Three Year Note = Federal-Funds Target Rate plus 3.85%; and Five Year Note = Federal-Funds Target Rate plus 4.00%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%.

The Series 4 Subordinated Unsecured Investment Debt Securities will be sold as Fixed Term Notes under the following terms:

Fixed Term Notes:	Maturity	Fixed Annual Interest Rate[5]
One Year Fixed Term Notes	One year from date of issuance	6.25%
Three Year Fixed Term Notes	Three years from the date of issuance	6.50%
Five Year Fixed Term Notes	Five years from the date of issuance	7.00%

An offer can only be made by the Prospectus dated September 24, 2004, delivered in conjunction with this Rate Supplement dated November 19, 2004. See “Risk Factors” for a discussion of certain factors which should be considered in connection with an investment in the Notes.

You may obtain an additional copy of the Prospectus dated September 24, 2004 free of charge from KH Funding Company, 10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901. Our telephone number is (301) 592-8100. Your may access our web site at “www.khfunding.com”. Information on our web site is not intended to be incorporated into the Prospectus. The Notes represent obligations of KH Funding and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

[5]	The interest rate shall be fixed upon issuance for the term of the Note in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 4.25%; Three Year Note = Federal-Funds Target Rate plus 4.50%; and Five Year Note = Federal-Funds Target Rate plus 5.00%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%.